SOUTHERN TOWER ANTENNA RENTAL, LLC

(FOURTEEN TOWERS)

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED (UNAUDITED)

December 17, 2013
ASSETS ACQUIRED
Communication towers	$4,343,370
Intangible assets	2,025,000
Other current assets	3,956
Total assets acquired	6,372,326

LIABILITIES ASSUMED
Other current liabilities	19,046
Asset retirement obligation	68,370
Total liabilities assumed	87,416
Net assets acquired	$6,284,910

The accompanying notes are an integral part of these unaudited financial statements.

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SOUTHERN TOWER ANTENNA RENTAL, LLC
(FOURTEEN TOWERS)
STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES (UNAUDITED)

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2013	2012	2013	2012	2012

Rent revenue	$84,711	$6,600	$149,958	$19,800	$26,400

Direct operating expenses:
Site rental and other direct operating expenses	35,845	2,688	68,747	8,065	10,754
Depreciation, amortization and accretion	73,599	5,851	127,175	17,430	23,282
Total direct and operating expenses	109,444	8,539	195,922	25,495	34,036

Net revenues less direct operating expenses	$(24,733)	$(1,939)	$(45,964)	$(5,695)	$(7,636)

The accompanying notes are an integral part of these unaudited financial statements.

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SOUTHERN TOWER ANTENNA RENTAL, LLC

(FOURTEEN TOWERS)

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES (UNAUDITED)

1.	Background and Basis of Presentation

On December 17, 2013, CIG Wireless Corp. (the “Company”) acquired fourteen (14) communication towers from Southern Tower Antenna Rental, LLC (“STAR”) pursuant to an amendment to the asset purchase agreement (“APA) entered into on May 17, 2013. The purchase price was $6.3 million which includes adjustments as a result of certain expense and income adjustments in accordance with the APA. The acquisition included an assignment of all underlying ground leases and tenant leases associated with the towers.

The 14 towers are a component of STAR’s business and STAR continues to operate the remaining portion of its business not acquired by the Company. The assets acquired consist of the towers, the underlying ground leases and tenant leases. The Company did not assume any liabilities that occurred prior to the acquisition date.

The historical financial information of the 14 towers is not available as STAR did not operate the fourteen towers on a standalone basis. As a result, the Company is presenting herein the statement of assets acquired and liabilities assumed and the statements of revenues and direct expenses for the year ended December 31, 2012 and the three and nine months ended September 30, 2013 and 2012. The statement of assets acquired and liabilities assumed is presented on the basis of the preliminary purchase price allocation. The accompanying statements of assets acquired and liabilities assumed and the statement of revenues and direct expenses are presented based on available information derived from the existing lease agreements. The assets acquired include long-lived assets, intangible assets, asset retirement obligation asset and other current assets. The liabilities assumed include the asset retirement obligation liability and other current liabilities. The statement of revenues and direct expenses include site rental revenues and direct operating costs such as rental costs, depreciation and amortization. The financial information presented herein is not intended to be a complete presentation of the financial position or result of operations of the acquired towers had we had available the historical financial information and had the acquired towers been operated by STAR on a standalone basis. The statements of revenues and direct expenses include all revenue and direct costs applicable to the operations of the acquired towers and do not include certain costs such as legal and other administrative costs and income taxes.

The accompanying financial statements are unaudited. The accompanying financial information has been prepared in accordance with accounting principles generally accepted in the United State of America (“US GAAP”).

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates and assumptions used in the preparation of the financial information included herein are prudent and reasonable. However, actual results may differ from those estimates, and such differences could be material to the accompanying financial statements. The significant estimates in the accompanying consolidated financial statements include accounting for rent revenue and expense, asset retirement obligations and depreciation. Management develops estimates based on available historical experience and on various assumptions about the future which are believed to be reasonable based on the information available.

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Concentrations

100% of the revenue generated from the acquired towers is derived from one customer. For the year ended December 31, 2012, revenue was approximately $26 thousand. Revenue was $85 thousand and $150 thousand for the three and nine months ended September 30, 2013.

Rent Revenue

Rent revenue is recognized monthly according to the lease terms. The tenant leases associated with the towers have 5-year initial term with four 5-year renewal options. The escalation clauses included in the lease agreement apply only upon renewal of each term. As such, rental payments are fixed during each term and recording revenue on straight-line basis would not apply.

Rent Expense

The ground leases underlying the acquired towers have fixed term rent escalations, which provide for annual or per term increases in the amount of future ground rent payable. Ground rent expense is calculated on a straight-line basis for these leases based on the term of the underlying ground lease plus all periods, if any, for which failure to renew the lease imposes an economic additional charge such that renewal appears, at the inception of the lease, to be reasonably assured.

Towers and Related Assets

The acquired towers are recorded in the statement of assets acquired and liabilities assumed are based on management’s estimate of the fair value. Management believes that these estimates are reasonable and prudent. Management relied on its strong knowledge and experience in the industry in the determination of these estimates. In addition, the asset retirement costs for the telecommunication towers are capitalized and included as an asset in the statement of assets acquired and liabilities assumed.

Towers and related assets on leased land are depreciated over the shorter of the term of the ground lease (including renewal options) or the estimated useful life of the tower. Depreciation expense for property and equipment is computed using the straight-line method over 20 years which is considered to be the estimated useful life of the acquired towers.

Depreciation expense for the year ended December 31, 2012 was $15 thousand. For the three months ended September 30, 2013 and 2012, depreciation expense was $48 thousand and $4 thousand. For the nine months ended September 30, 2013 and 2012, depreciation expenses was $84 thousand and $11 thousand.

Intangible Assets

Intangible assets consist of assets related to the tenant leases associated with the acquired towers. The acquired towers are one year old. Management believes that the purchase price of the acquired towers approximates its fair value. As noted above, management analyzed the acquired towers and determined an estimate of the structure costs of the towers. The difference between the purchase price of the towers and estimated structure costs was recorded under intangible assets as the estimated fair value of the existing customer relationships. These intangible assets will be amortized using the straight-line method over 20 years which is the period over which the Company expects to generate revenue and is limited by the maximum depreciable life of the asset.

Amortization expense for the year ended December 31, 2012 was $8 thousand. For the three months ended September 30, 2013 and 2012, amortization expense was $23 thousand and $2 thousand. For the nine months ended September 30, 2013 and 2012, amortization expenses was $39 thousand and $6 thousand.

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Asset Retirement Obligations

Asset retirement obligations are recognized in the period in which the towers are deemed to be fully constructed. The liability is then accreted through the obligation’s estimated settlement date. The significant assumptions used in estimating the Company’s aggregate asset retirement obligation are: timing of tower removals; cost of tower removals; timing and number of land lease renewals; expected inflation rates; and credit adjusted risk-free interest rates that approximate the Company’s incremental borrowing rate. The Company’s asset retirement obligations are included in long-term liabilities in the accompanying balance sheets. The liability accretes as a result of the passage of time and the related accretion expense is included in "depreciation and accretion” in the Company’s consolidated statements of operations.

Accretion expense was $500 for the year ended December 31, 2012 and $2 thousand and $3 thousand for the three and nine months ended September 30, 2013, respectively. For the three months and nine months ended September 30, 2012, accretion expense was $120 and $360.

Direct Expenses

Direct operating expenses include site rental costs, depreciation and amortization. Other costs such as legal and administrative costs have not been included in the statements of revenues and direct expenses.

3.	COMMUNICATION TOWERS

As of December 17, 2013, communication towers consisted of the following:

Communication towers	$4,275,000
Asset retirement obligation asset	68,370
Total	$4,343,370

4.	INTANGIBLE ASSETS

As of December 17, 2013, intangible assets consisted of customer relationships and totaled $2.0 million.

5.	OTHER CURRENT ASSETS

Other current assets consist of prepayments of ground rent and totaled $4 thousand.

6.	OTHER CURRENT LIABILITIES

Other current liabilities consist of deferred revenue in the amount of $18 thousand and other accrued liabilities of approximately $1 thousand.

7.	ASSET RETIREMENT OBLIGATION

The ground lease agreements related to the acquired towers require demolition of the towers upon termination or expiration of the lease agreements. The asset retirement obligations represent the estimated liability that will be incurred to retire the acquired towers. The fair value of the asset retirement obligation totaled $68 thousand as of December 17, 2013.

8.	COMMITMENTS AND CONTINGENCIES

All the acquired towers reside on land that is leased under operating leases that expire over various terms. The leases have an initial term of 5 years and contain renewal options with annual escalation rates that average between 2.0% and 3% per year and are executed annually or upon renewal of the term. Escalation clauses present in operating leases are recognized on a straight-line basis over the non-cancelable term of the lease.

Future minimum rental payments under non-cancelable operating leases, shown in the table below, include payments for these renewal periods of up to 20 years, the estimated useful life of the towers. The Company is reasonably assured that the leases will be renewed due to the adverse impact of losing the rent revenues related to these sites generated from its tenants. As a result, the future minimum rental payments included in the below table include payments for these renewal periods.

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Future minimum rental payments payable to landlords under non-cancelable operating ground leases (with initial or remaining lease terms in excess of one year) as of December 31, 2012 were as follows:

2013	$70,047
2014	98,250
2015	98,434
2016	99,102
2017	99,535
Thereafter	1,852,359
Total	$2,317,727

Total rental expense for the year ended December 31, 2012 was $8 thousand.

Future minimum rental payments receivable from tenants under non-cancelable operating tenant leases (with initial or remaining lease terms in excess of one year) as of December 31, 2012 were as follows:

2013	$239,058
2014	356,400
2015	356,400
2016	345,400
2017	330,000
Thereafter	115,042
Total	$1,742,300

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